Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
ComEd Media Relations
(312) 394-3500

ComEd Requests Rate Increase to Continue Modernizing and Expanding System

New technologies and system investments needed to improve reliability, meet growing demand

CHICAGO (October 17, 2007) ComEd today filed a delivery service rate increase request with the Illinois Commerce Commission (ICC) that would allow the utility to continue expanding and upgrading its system to meet growing demand for electricity. The rate case allows ComEd to recover costs for everything from storm repairs to new infrastructure development.

“Whether it’s repairing damage done by severe weather or expanding our infrastructure to meet the growing population and increasing daily usage of electricity, our commitment is to provide our 3.8 million customers with safe, reliable and affordable electric service,” said Anne Pramaggiore, executive vice president of customer operations, regulatory and external affairs for ComEd. “By continuing to invest in our electric infrastructure, we will ensure that a robust, modern and reliable delivery system is available for our customers now and in the future.”

ComEd is modernizing its system for the 21st century

Today’s rate filing begins an 11-month ICC process to determine ComEd delivery rates. By the time that process ends, ComEd will have invested an additional $1.7 billion in an expanded and more efficient, modern system that is not reflected in current rates. Improving system performance means implementation of new technologies and equipment. Some of these enhancements include remote substation controls, “smart switches” that can restore service automatically, and mobile dispatch technology that can more quickly direct crews to job sites. These investments help to prevent outages or reduce restoration times when outages do occur.

In addition to infrastructure investments, ComEd’s Call Center has introduced “virtual hold,” which gives customers an option to receive a call back from ComEd instead of being placed on hold. ComEd also is seeking to pilot an advanced metering system, which would automatically read meters and report customer outages, without requiring customers to call and report their outage, allowing for faster restorations.

Investments needed to keep up with growing demand

The average home today uses more electricity than ever before because homes are bigger, with central air conditioning, computers, large-screen TVs, and modern appliances. In fact, from 1995 to 2006, the average ComEd residential household’s electricity usage increased by 18 percent. More electricity use requires ComEd to expand and modernize its electric infrastructure, including wires and poles, and systems for metering, billing and customer service.

Six of the top 100 fastest-growing U.S. counties are in the ComEd service territory. While those new homes and businesses translate into more Illinois jobs and a strong economy, it also requires a modernized infrastructure that can keep up with growing demand.

“ComEd has been investing billions of dollars to maintain the delivery system, meet our customers’ growing needs and keep the lights on,” said Pramaggiore. “These investments ensure that ComEd has the infrastructure to support new housing starts and business growth that are driving the Northern Illinois economy.”

In addition, ComEd must devote increasing financial resources to maintain its system because general maintenance expenses and materials costs have risen significantly. From 2004 to 2006, transformer costs have more than doubled; overhead wire is up 59 percent; underground cable is up 48 percent; and utility poles are up 43 percent. These costs are increasing faster than inflation.

Rate increase request is for delivery only

ComEd is an energy delivery company and must present delivery service rate requests to the ICC to recover its costs from customers. The current rate increase request is related only to the costs that ComEd incurs to deliver electricity to its customers. Starting in 2009, the Illinois Power Agency will handle the purchase of the electricity that ComEd delivers to customers, and those electricity supply costs are passed through to customers without mark-up.

ComEd is requesting a delivery rate increase that will impact the average residential customer’s monthly bill by about 8 percent, about $6 more on an average $75 monthly bill, or about 20 cents per day.

This is the second delivery service rate case that ComEd has filed since emerging from the nearly decade-long rate freeze. The first delivery rate case was based on 2004 costs; the current request is based on 2006 costs. After an 11-month process involving thousands of hours of testimony from all stakeholders, the ICC will determine any increase in ComEd’s delivery rates. Subject to the approval of the ICC, the rate increase will not take effect until September 2008.

ComEd has put into place assistance programs to help those most in need with their bills. Over the next three years, ComEd will continue to offer financial assistance programs to help customers adjust to any increase. For more information on ComEd’s rate relief and assistance programs, visit www.ComEdCARE.com or call 888-806-CARE (2273).

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.